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                                                                       EXHIBIT 5

                     [LETTERHEAD OF SACHNOFF & WEAVER, LTD.]



                                                        May 7, 2003

USF Corporation
8550 West Bryn Mawr Avenue
Suite 700
Chicago, IL   60631

         RE:   REGISTRATION STATEMENT ON FORM S-8
               USF CORPORATION LONG-TERM INCENTIVE PLAN, AS RESTATED, AND USF CORPORATION STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS, AS AMENDED AND RESTATED

Gentlemen:

         We have acted as counsel to USF Corporation, a Delaware corporation (the "Company"), in connection with the preparation and filing of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Registration Statement relates to the grant of awards by the Company to purchase up to 1,050,000 additional shares of the Company's Common Stock, $0.01 par value ("Common Stock"), which may be offered by the Company under the USF Corporation Long-Term Incentive Plan, as restated, and the grant of awards by the Company to purchase up to 150,000 additional shares of the Company's Common Stock which may be offered by the Company under the USF Corporation Stock Option Plan for Non-Employee Directors, as amended and restated.

         In connection with this opinion, we have relied as to matters of fact, without investigation, upon certificates of public officials and others and upon affidavits, certificates and statements of directors, officers and employees of, and the accountants for, the Company. We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate and other instruments, documents and records as we have deemed relevant and necessary to examine for the purpose of this opinion. In addition, we have reviewed such questions of law as we have considered necessary and appropriate for the purposes of this opinion.

         We have assumed the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the due authority of the parties signing such documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all the documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents.

         Based upon and subject to the foregoing, we advise you that, in our opinion, the shares of Common Stock proposed to be offered by the Company as set forth in the Registration Statement have been duly authorized and, when issued and sold in accordance with the USF Corporation Long-Term Incentive Plan, as restated, and the USF Corporation Stock Option Plan for Non-Employee Directors, as amended and restated, referred to in the Registration Statement, such shares will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission.

         We express no opinions as to matters under or involving any laws other than the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

                                           Very truly yours,

                                           /s/ SACHNOFF & WEAVER, LTD.




                                           SACHNOFF & WEAVER, LTD.